Exhibit 10.1

Joinder Agreement
For
Steven A. Orchard

The undersigned (“Employee”) hereby agrees to be bound by the terms and conditions of the Employment Security Plan of Internap Network Services Corporation dated as of November 14, 2007, as if he initially had executed such Plan as a party thereto, and, without by implication limiting the foregoing, agrees to each acknowledgment, covenant and other agreement contained therein.  Provided, Employee specifically agrees to the following additional provisions, which shall control in the event of a conflict with the Employment Security Plan:

Employee agrees to provide Company not less than two (2) months prior written notice of Employee’s intent to terminate employment with Company. If accepted by Company, Employee will be paid Employee’s Base Compensation and health benefits during the two-month notice period. Employee shall cooperate with Company (including its employees, officers, directors, attorneys and representatives) and furnish complete and truthful information, testimony or affidavits in connection with any matter that arose during employment.

The parties agree that the periods of post employment restriction set forth in Sections 2.3 and 2.4 of the Employment Security Plan will be seven (7) months following the termination of Employee’s employment with the Company.

/s/ Steven A. Orchard
Employee

5/5/10
Date

Accepted:
INTERNAP NETWORK SERVICES CORPORATION

By:	/s/ Richard P. Dobb
Richard P. Dobb
Its: Chief Administrative Officer

Date:	5/5/10